 Exhibit 99.1

Fred’s, Inc. Announces Appointment of Dana Goldsmith Needleman and Thomas Zacharias to its Board of Directors

May 22, 2018 05:30 PM Eastern Standard Time

MEMPHIS, Tenn.--(BUSINESS WIRE)--Fred’s Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today announced that Dana Goldsmith Needleman and Thomas Zacharias have been appointed to the Company’s Board of Directors, effective May 20, 2018. The appointments are in connection with the retirement of Mike McMillan, Peter Bocian and Neeli Bendapudi.

Ms. Goldsmith Needleman has been serving as a principal of The Cogent Group, a private real estate investment firm, since 2009. She has been instrumental in the acquisition, development and disposition of more than $5.0 billion of corporate real estate throughout the United States with a heavy concentration of retail assets. Prior to The Cogent Group, Ms. Goldsmith Needleman was a Managing Director at Cardinal Capital Partners, one of the largest private sale-leaseback investors in the United States. Throughout her career, Ms. Goldsmith Needleman has completed sizeable acquisitions with Academy Sports & Outdoors, Albertson’s, Cheddar’s Scratch Kitchen, Dick’s Sporting Goods,  PetSmart,  Rite Aid, Shaw’s, and various other national retailers, enabling these companies to maximize the value of their real estate holdings through build-to-suits and  sale-leaseback transactions.  Ms. Goldsmith Needleman earned her B.A. from Duke University, J.D. from Boston University School of Law, and was admitted to the New York and Massachusetts bars.

Mr. Zacharias currently serves as President of Zacharias & Co. LLC, a real estate investment and advisory firm he founded in April 2017, after retiring as Chief Operating Officer from W. P. Carey Inc., a $10 billion publicly traded REIT. He has 36 years of corporate management experience and 23 years of board level experience involving a total of eight companies. The focus of his experience includes general management, financial analysis, strategic planning, value creation, operations, acquisitions, restructurings and retail real estate. He received his undergraduate degree from Princeton University magna cum laude and a MBA from Yale School of Management.

“We are pleased to welcome Dana and Tom to Fred’s Board,” said Heath Freeman, Chairman of the Board of Directors. “Tom and Dana’s expertise, in both real estate and corporate management, will be a terrific addition and we look forward to immediate contributions.”

“I am excited to be joining Fred’s Board of Directors and to begin working with the whole Fred’s team,” said Ms. Goldsmith Needleman. “And I am eager to make available to the rest of the board and management my diverse experience in business and real estate.”

Mr. Zacharias commented: “Joining the Fred’s Board of Directors is a great opportunity, and I look forward to leveraging my years of management experience across a variety of industries to assist management and the rest of the team during the Company’s operational turnaround period and beyond.”

Mr. Freeman concluded, “On behalf of the board and management, I would like to thank Pete, Mike and Neeli for their service to Fred’s and wish them all the best.”

About Fred’s Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 13 franchised locations, and three specialty pharmacy-only locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and increasing our pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Contacts

Fred’s Inc.

Joe Anto, 901-238-3606

Interim CEO/ Chief Financial Officer

Liolios

Sean McGowan or Cody Slach, 949-574-3860

FRED@liolios.com